Exhibit 5.1

                                           June 6, 2002


Foamex International Inc.
1000 Columbia Avenue
Linwood, PA 19061

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), of 2,100,000 shares of Common Stock, par value $.01 per share (the "Shares") of Foamex International Inc., a Delaware corporation (the "Company"), which registration is to be effected under the Registration Statement on Form S-8 (as amended, the "Registration Statement") filed today.

     Of the 2,100,000 Shares being registered under the Act, 2,048,851 may be issued to and acquired by certain employees, employee-directors and consultants to the Company (the "Future Plan Shares") pursuant to the Foamex International Inc. 2002 Stock Award Plan (the "Plan"). The remaining 51,149 have been previously issued pursuant to the Plan to the Selling Stockholders named in the Registration Statement (the "Plan Shares").

     We have examined those corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all individuals who have executed any of the documents reviewed by us. In rendering our opinion set forth below, we have relied as to factual matters upon information obtained from you, your officers and representatives and public officials.

     Based on this examination, we are of the opinion that:

     (a) under the General Corporation Law of the State of Delaware and under its Certificate of Incorporation and By-Laws, the Company had, and does have, the corporate power and authority to issue the Shares;

     (b) the Plan Shares have been validly issued and are fully paid and non-assessable;

     (c) the Future Plan Shares are validly authorized for issuance; and

     (d) upon issuance in accordance with the Plan, including the payment of the exercise price with respect to the Future Plan Shares, the Future Plan Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules.

                                   Very truly yours,



                                   /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON